EX 99.16

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned as managers of JNL VARIABLE FUND LLC (333-68105), a Delaware limited liability company, which has filed or will file with the Securities and Exchange Commission under the provisions of the Securities Act of 1933 and Investment Company Act of 1940, as amended, various Registration Statements and amendments thereto for the registration under said Acts of the sale of shares of beneficial interest of JNL Variable Fund LLC, hereby constitute and appoint Susan S. Rhee and Mark D. Nerud, his/her attorney, with full power of substitution and re-substitution, for and in his/her name, place and stead, in any and all capacities to approve and sign such Registration Statements and any and all amendments thereto and to file the same, with all exhibits thereto and other documents, granting unto said attorneys, each of them, full power and authority to do and perform all and every act and thing requisite to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming that which said attorneys, or any of them, may lawfully do or cause to be done by virtue hereof.  This instrument may be executed in one or more counterparts.

IN WITNESS WHEREOF, the undersigned have herewith set their names as of the dates set forth below.

/s/Michael J. Bouchard	September 19, 2016
Michael J. Bouchard	Date

/s/Ellen Carnahan	September 19, 2016
Ellen Carnahan	Date

/s/William J. Crowley, Jr.	September 19, 2016
William J. Crowley, Jr.	Date

/s/Michelle Engler	September 19, 2016
Michelle Engler

/s/John W. Gillespie	September 19, 2016
John W. Gillespie	Date

/s/Richard D. McLellan	September 19, 2016
Richard D. McLellan	Date

/s/Mark D. Nerud	September 19, 2016
Mark D. Nerud	Date

/s/William R. Rybak	September 19, 2016
William R. Rybak	Date

/s/Edward C. Wood	September 19, 2016
Edward C. Wood	Date

/s/Patricia A. Woodworth	September 19, 2016
Patricia A. Woodworth	Date

/s/Daniel W. Koors	September 19, 2016
Daniel W. Koors	Date